EXHIBIT 10.12

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the “Agreement”) to be effective as of December 18, 2012 (the “Effective Date”), between Health Discovery Corporation (the “Company”), and John Norris (the “Executive”).

INTRODUCTION

The Company and the Executive are parties to an employment agreement dated September, 2009, which has expired, and now desire to enter into this Agreement to replace and supersede the existing employment agreement.

NOW, THEREFORE, the parties agree as follows:

1.     Terms and Conditions of Employment.
(a) Employment. During the Term of this six month agreement (with automatic extension, absent proper termination), Company will employ the Executive, and the Executive will serve as the Chief Executive Officer of the Company on a full-time basis and will have all customary responsibilities and authority as may from time to time reasonably be assigned to the Executive by the Board of Directors of the Company. For example, Executive shall be responsible for  all medical and non-medical, basic and applied scientific research and development issues or matters including without limitation, research projects, budgets with respect to such projects, hiring and firing, salaries, benefits, fees, and bonuses of all employees, consultants, coaches, partners, co-developers, vendors, shareholders, investors, funders, loaners, granters (public or charitable), and all similar financial relationships or transactions, strategic direction and strategic alliance (in  conjunction with the board of directors of Employer), patents, presentations and publications; all personnel; and all business operations of the Company.  In this capacity, Executive will provide unique services to the Company and be privy to the Company’s Confidential Information and Trade Secrets. The Executive will report to the Board of Directors of the Company. Executive shall serve on the Board of Directors and shall continue to so serve for so long as he is thereafter elected to such position by the Company’s stockholders. The Executive’s primary office will be at the Company’s headquarters in such geographic location within the United States as may reasonably be determined by the Company.
(b) Exclusivity. Throughout the Executive’s employment hereunder, the Executive shall devote substantially all of the Executive’s time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment, shall faithfully and industriously perform such duties, and shall diligently follow and implement all management policies and decisions of the Company; provided, however, that this provision is not intended to prevent the Executive from fulfilling his business or charitable obligations to  the boards he now sits on or from time to time might sit on or from managing his investments, so long as he gives his duties to the Company first priority and such board and investment activities do not interfere with his performance of duties for the Company. Notwithstanding the foregoing, other than with regard to the Executive’s duties to the Company, the Executive will not accept any other employment during the Term, perform any consulting services during the Term, or serve on the board of directors or governing body of any additional healthcare businesses, other than those listed in the attached press release, except with the prior written consent of the Board of Directors.  Further, the Executive has disclosed on Exhibit A hereto, all of his nonpublic company bio-discovery related investments, and agrees during the Term not to make any investments during the Term hereof except as a passive investor. The Executive agrees during the Term not to own directly or indirectly equity securities of any public healthcare related company (excluding the Company) that represents five percent (5%) or more of the value of voting power of the equity securities of such company.  Where the Executive serves on the boards of other for-profit companies or not-for-profit organizations as specified above, the coaching of their board members, employees, or consultants, will not constitute “consulting” under this clause.

2.     Compensation.
(a) Base Salary. The Company shall pay the Executive a base salary of $250,000.00 per annum (the “Annual Base Salary”).  The base salary shall be payable in equal installments, no less frequently than twice per month, in accordance with the Company’s regular payroll practices.  Such minimum annual base salary may be periodically reviewed and increased (but not decreased without the Executive’s express written consent) at the discretion of the Compensation Committee of the Board.
(b) Bonuses.
(i) Carry-Forward Bonus. The Company shall grant Executive a one-time  carry-forward bonus of 1,000,000 shares of HDC stock to continue his employment with the Company as Chief Executive Officer for a six month term.  .At the end of the six month term the Company shall automatically enter into an additional three year term, unless this Agreement has been properly terminated before that date. The carry-forward bonus shares will be granted on the Effective Date.  This carry-forward bonus shall liquidate the Executive’s claims for unused vacation days from three years prior employment as well as other claims the Executive might have that would otherwise carry forward to this new Agreement.

(ii) Cash Bonus.  During the Term, the Company shall pay Executive a cash bonus of $100,000.00 for each one cent per share in earnings as defined by GAAP, paid quarterly no later than 30 days after the quarter ends with a maximum cash bonus of $400,000.00 per calendar year from January 1 to December 31.  The Company will pay a $100,000.00 cash bonus upon the achievement of an equity investment of $10,000,000.00 paid into the Company.
(c) Equity Compensation. The Executive shall receive 10,000,000 stock options with a strike price as of and on the Effective Date of this Agreement  1,000,000 of the stock options may be exercised during the first six months of this Agreement, 2,000,000 stock options at the signing (or automatic extension) of a three year contract in six months if the Company so desires to enter into such contract, , 3,000,000 stock options on the one year anniversary of the signing of the three year contract,  , 4,000,000 stock options on the second anniversary and a contingency grant of 5,000,000 shares of the Company’s Common Stock to be granted as follows:  First year a grant of 1,666,667 shares if the Company’s market cap increases by $25,000,000.00 dollars above the market cap on the day of execution of this contract.  In year two a grant of 1,666,667 shares will be made if the market cap of the company increases by 50% over the market cap on the one year anniversary of this contract.  In year three a grant of 1,666,666 shares if the market cap increases by 50% over the market cap on the second anniversary of this contract.
(d) Expenses. The Executive shall be entitled to be reimbursed in accordance with Company policy in effect for reasonable and necessary expenses incurred by the Executive in connection with the performance of the Executive’s duties of employment hereunder; provided, however, the Executive shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the reasonable reimbursement policies from time to time adopted by the Company. Any travel by Executive on behalf of the Company shall be at the Company’s expense and shall include, but not be limited to, all costs for the Executive’s transportation, lodging, meals, and with respect to air fare at full coach rates for domestic flights with a scheduled flight time of less than four hours and at full business class rates for all domestic flights with a scheduled flight time of four hours or more and for all international flights.
(e) Paid Time Off. Executive shall be entitled to 20 paid vacation days during each calendar year from January 1 to December 31 to begin accruing and accrue retroactively only if a three year contract is entered into after the initial 6 month contract. For employment periods of less than one calendar year, vacation days shall accrue at the rate of 0.83 days per month of employment. All vacation must be taken by December 31 in the calendar year in which such vacation is earned.
(f) Benefits.
(i) The Company shall at all times during the Term pay all premiums for health insurance benefits for Executive and his dependents with coverage and premiums no less favorable or more favorable to Executive as such coverage and premiums to which Executive is receiving immediately prior to the date of this Agreement; provided, however, Executive shall be responsible for all deductibles, co-payment requirements or similar obligations under such health insurance.
(ii) In addition to the benefits payable to the Executive specifically described herein, the Executive shall be entitled to such benefits as generally may be made available to all other executives of the Company from time to time.; provided, however, that nothing contained herein shall require the establishment or continuation of any particular plan or program; provided, further, that Executive shall not be entitled to participate in any stock option or other equity plan otherwise made available to other executives of the Company.
(g) Director & Officer Insurance. The Company, at its expense, shall maintain director and officer insurance covering Executive at levels consistent with past practice with a reputable carrier. The Executive shall be entitled to indemnification, including advancement of expenses (if applicable), in accordance with and to the extent provided by the Company’s bylaws and articles of incorporation, and any separate indemnification agreement, if any.
(h) Reimbursement Conditions.. Except as provided in Section 8(h) below, all expenses eligible for reimbursement under this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement. Except as provided in Section 8(h) below, all reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred, nor shall the amount of reimbursable expenses incurred in one taxable year affect the expenses eligible for reimbursement in any other taxable year.

(i)	Withholding. All payments pursuant to this Agreement shall be reduced for any applicable state, local, or federal tax withholding obligations.

3.     Term, Termination and Termination Payments.
(a) Term. The term of this Agreement shall begin as of the Effective Date. It shall continue for a six month term at which time the company, at its sole discretion may terminate this contract without any ramifications.  At the six month anniversary the Company shall, absent prior proper termination, automatically enter into a three year contract, until sooner terminated earlier pursuant to Section 3(b) hereof (the “Term”).

(b) Termination. This Agreement and the employment of the Executive by the Company hereunder shall only be terminated: (i) by expiration of the Term; (ii) by the Company without Cause; (iii) by the Executive for Good Reason (iv) by the Company or the Executive due to the Disability of the Executive; (v) by the Company for Cause; (vi) by the Executive for other than Good Reason or Disability, upon at least thirty (30) days prior written notice to the Company; or (vii) upon the death of the Executive.  Notice of termination by any party shall be given prior to termination in writing and shall specify the basis for termination and the effective date of termination. Further, notice of termination for Cause by the Company or Good Reason by the Executive shall specify the facts alleged to constitute termination for Cause or Good Reason, as applicable. Except as provided in Section 3(c), the Executive shall not be entitled to any payments or benefits after the effective date of the termination of this Agreement, except for base salary pursuant to Section 2(a) accrued up to the effective date of termination, any unpaid earned and accrued Cash Bonus, if any, pursuant to Section 2(b), pay for accrued but unused vacation that the Company is legally obligated to pay Executive, if any, and only if the Company is so obligated, as provided under the terms of any other employee benefit and compensation agreements or plans applicable to the Executive, expenses required to be reimbursed pursuant to Section 2(d), and any rights to payment the Executive has under Section 2(g).
(c) Termination by the Company without Cause or by the Executive for Good Reason. All terminations by the Company shall require the exercise of good faith by the Company and shall result in loss to the Company of escalated liquidated damages per this Agreement if done in bad faith.
(ii) If the original Term is not extended or the Company or the Executive terminates the Executive’s employment upon or following expiration of the Term, such termination shall not be deemed to be a termination of the Executive’s employment by the Company without Cause or a resignation by Executive for Good Reason.
(iii) Notwithstanding any other provision hereof, as a condition to the payment of the amounts in this Section, the Executive shall be required to execute and not revoke within the revocation period provided therein, the Release.
(d) Survival. The covenants in this Section 3 hereof shall survive the termination of this Agreement and shall not be extinguished thereby.
(e) Change of Control. For purposes of this Agreement, “Change of Control” of the Company shall be deemed to have occurred if  any of the following occur: (1) the purchase by any third party (or third parties acting as a group) of 50% or more of the company’s stock; (2) an unsolicited change in the majority of the board of directors; (3) a merger or consolidation, after which the company’s prior shareholders no longer control the company; or (4) the sale of all or substantially all of the company’s assets or the liquidation of the company.  If there is a “change of control” then the bonus shares described under Equity Compensation in Section 2(c) of this document will immediately become due and payable as if they were actually earned under the terms of this contract.  In, addition, the cash bonus for the year in which the “Change of Control” occurs will become due and payable as if earned under the terms of this Agreement

4.     Ownership and Protection of Proprietary Information.
(a) Confidentiality. All Confidential Information and Trade Secrets and all physical embodiments thereof received or developed by the Executive while employed by the Company are confidential to and are and will remain the sole and exclusive property of the Company. Except to the extent necessary to perform the duties assigned by the Company hereunder, the Executive will hold such Confidential Information and Trade Secrets in trust and strictest confidence, and will not use, reproduce, distribute, disclose or otherwise disseminate the Confidential Information and Trade Secrets or any physical embodiments thereof and may in no event take any action causing or fail to take the action necessary in order to prevent, any Confidential Information and Trade Secrets disclosed to or developed by the Executive to lose its character or cease to qualify as Confidential Information or Trade Secrets.
(b) Return of Company Property. Upon request by the Company, and in any event upon termination of this Agreement for any reason, as a prior condition to receiving any final compensation hereunder (including any payments pursuant to Section 3 hereof), the Executive will promptly deliver to the Company all property belonging to the Company, including, without limitation, all Confidential Information and Trade Secrets (and all embodiments thereof) then in the Executive’s custody, control or possession.
(c) Survival. The covenants of confidentiality set forth herein will apply on and after the date hereof to any Confidential Information and Trade Secrets disclosed by the Company or developed by the Executive while employed or engaged by the Company prior to or after the date hereof. The covenants restricting the use of Confidential Information will continue and be maintained by the Executive for a period of two years following the termination of this Agreement. The covenants restricting the use of Trade Secrets will continue and be maintained by the Executive following termination of this Agreement for so long as permitted by the governing law.

5.     Non-Competition and Non-Solicitation Provisions.
(a) The Executive agrees that during the Applicable Period, the Executive will not (except on behalf of or with the prior written consent of the Company, which consent may be withheld in Company’s sole discretion), within the Area either directly or indirectly, on his own behalf, or in the service of or on behalf of others, provide managerial services or management consulting services substantially similar to those Executive provides for the Company to any Competing Business. The Executive acknowledges and agrees that the Business of the Company is conducted in the Area.

(b) The Executive agrees that during the Applicable Period, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others solicit any individual or entity which is an actual or, to his knowledge, actively sought prospective client of the Company or any of its Affiliates (determined as of date of termination of employment) with whom he had material contact while he was an Executive of the Company, for the purpose of offering services substantially similar to those offered by the Company.
(c) The Executive agrees that during the Applicable Period, he will not, either directly or indirectly, on his own behalf or in the service of or on behalf of others, solicit for employment with a Competing Business any person who is a management level employee of the Company or an Affiliate with whom Executive had contact during the last year of Executive’s employment with the Company. The Executive shall not be deemed to be in breach of this covenant solely because an employer for whom he may perform services may solicit, divert, or hire a management level employee of the Company or an Affiliate provided that Executive does not engage in the activity proscribed by the preceding sentence.
(d) The Executive agrees that during the Applicable Period, he will not make any statement (written or oral) that could reasonably be perceived as disparaging to the Company or any person or entity that he reasonably should know is an Affiliate of the Company.  The Company shall be under an identical duty.
(e) In the event that this Section 5 is determined by a court which has jurisdiction to be unenforceable in part or in whole, the court shall be deemed to have the authority to strike any unenforceable provision, or any part thereof or to revise any provision to the minimum extent necessary to be enforceable to the maximum extent permitted by law.
(f) The provisions of this Section 5 shall survive termination of this Agreement.

6.     Remedies and Enforceability.
The Executive agrees that the covenants, agreements, and representations contained in Sections 4 and 5 hereof are of the essence of this Agreement; that each of such covenants are reasonable and necessary to protect and preserve the interests and properties of the Company; that irreparable loss and damage will be suffered by the Company should the Executive breach any of such covenants and agreements; that each of such covenants and agreements is separate, distinct and severable not only from the other of such covenants and agreements but also from the other and remaining provisions of this Agreement; that the unenforceability of any such covenant or agreement shall not affect the validity or enforceability of any other such covenant or agreements or any other provision or provisions of this Agreement; and that, in addition to other remedies available to it, including, without limitation, termination of the Executive’s employment for Cause, the Company shall be entitled to seek both temporary and permanent injunctions to prevent a breach or contemplated breach by the Executive of any of such covenants or agreements.  The Company shall be under an identical duty.

7.     Notices.
All notices, requests, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, by United States certified or registered mail, prepaid to the party to which the same is directed at the following addresses (or at such other addresses as shall be given in writing by the parties to one another):

If to the Company:
2 East Bryan Street, Suite 1500
Savannah, GA 31401

If to the Executive:
531 West Washington Street
 Hanson, MA 02341

Notices delivered in person shall be effective on the date of delivery.  Notices delivered by mail as aforesaid shall be effective upon the fourth calendar day subsequent to the postmark date thereof.

8.     Miscellaneous.
(a) Assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of the Company’s successors and assigns. This Agreement may be assigned by the Company to any legal successor to the Company’s business or to an entity that purchases all or substantially all of the assets of the Company, but not otherwise without the prior written consent of the Executive. In the event the Company assigns this Agreement as permitted by this Agreement and the Executive remains employed by the assignee, the “Company” as defined herein will refer to the assignee and the Executive will not be deemed to have terminated his employment hereunder until the Executive terminates his employment with the assignee. The Executive may not assign this Agreement.
(b) Waiver. The waiver of any breach of this Agreement by any party shall not be effective unless in writing, and no such waiver shall constitute the waiver of the same or another breach on a subsequent occasion.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Georgia. The parties agree that any appropriate state or federal court located in Chatham County, Georgia shall have jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties consent to the jurisdiction of such courts.
(d) Entire Agreement. This Agreement embodies the entire agreement of the parties hereto relating to the subject matter hereof and supersedes all oral agreements, and to the extent inconsistent with the terms hereof, all other prior written agreements.
(e) Amendment. This Agreement may not be modified, amended, supplemented or terminated except by a written instrument executed by the parties hereto.
(f) Severability. Each of the covenants and agreements hereinabove contained shall be deemed separate, severable and independent covenants, and in the event that any covenant shall be declared invalid by any court of competent jurisdiction, such invalidity shall not in any manner affect or impair the validity or enforceability of any other part or provision of such covenant or of any other covenant contained herein.
(g) Captions and Section Headings. Except as set forth in Section 9 hereof, captions and section headings used herein are for convenience only and are not a part of this Agreement and shall not be used in construing it.
(h) Dispute Resolution. If a dispute arises between Company and Executive regarding the interpretation of this Agreement, the parties agree to negotiate in good faith regarding a resolution of the issues involved for at least thirty days. If the parties fail to resolve the dispute during this period of negotiation and either party initiates proceedings the matter shall go to binding AAA arbitration.in the state where the Company is headquartered. Executive understands that agreeing to arbitration waives the right to a jury trial. Arbitral awards shall be enforceable by any court of competent jurisdiction.
(i) No Mitigation/No Offset. In the event of any termination of employment, the Executive shall be under no obligation to seek other employment, and there shall be no offset against entitlements, amounts or benefits due him under this Agreement or otherwise on account of any remuneration attributable to any subsequent employer or claims asserted by the Company or any affiliate.
(j) The Company shall additionally indemnify the Executive to the full extent permitted by law and the By-laws of the Company for all expenses, costs, liabilities and, only if awarded by the arbitrator, legal fees.

9.     Definitions.
(a) “Affiliate” means any person, firm, corporation, partnership, association or entity that, directly or indirectly or through one or more intermediaries, controls, is controlled by or is under common control with the Company.
(b) “Applicable Period” means the period commencing as of the date of this Agreement and ending twelve months after the termination of the Executive’s employment with the Company or any of its Affiliates.
(c) “Area” means the United States.
(d) “Business of the Company” means any business that uses or provides consulting services related to support vector machines or fractal genomic modeling.
(e) “Cause” the occurrence of any of the following events:
(i) willful failure or refusal to perform the duties as set forth in Section 1(a) as determined by the Board of Directors or implement a reasonable and good faith directive from the Board of Directors which has been proven to have caused material harm to the Company, in each case remaining uncured for a period of fourteen (14) days after receipt of written notice from the Board of Directors specifying such failure or refusal;
(ii) intentional disclosure by the Executive to an unauthorized person of Confidential Information or Trade Secrets, which  has been proven to have caused material harm to the Company.;
(iii) any act by the Executive of fraud against, material misappropriation from, or significant dishonesty to either the Company or an Affiliate, or any other party, which has been proven to have caused material harm to the Company but in the latter case only if in the reasonable opinion of at least two-thirds of the members of the Board of Directors of the Company (excluding the Executive), such fraud, material misappropriation, or significant dishonesty has been proven to have caused material harm to the Company or its Affiliates;
(iv) conviction of, or plea of nolo contendere to, a felony which which has been proven to have caused material harm to the Company;
(v) a material breach of this Agreement by the Executive, provided that the nature of such breach will have been proven to have caused material harm to the Company and shall be set forth with reasonable particularity in a written notice to the Executive who shall have ten (10) days following delivery of such notice to cure such alleged breach, provided that such breach is, in the reasonable discretion of the Board of Directors, susceptible to a cure.
(f) “Competing Business” means the entities listed below and any person, firm, corporation, joint venture, or other business that is engaged in the Business of the Company:
(g) “Confidential Information” means data and information relating to the Business of the Company or an Affiliate (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through his relationship to the Company or an Affiliate and which has value to the Company or an Affiliate and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company or an Affiliate (except where such public disclosure has been made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means without breach of any obligations of confidentiality owed to the Company or any of its Affiliates by the Executive.

(h) “Disability” means the inability of the Executive to perform the material duties of his position hereunder due to a physical, mental, or emotional impairment, for a ninety (90) consecutive day period or for aggregate of one hundred eighty (180) days during any three hundred sixty-five (365) day period.
(i) “Good Reason” means the occurrence of all of the events listed in either (i) or (ii) below:
(i) (A) the Company materially breaches either the letter or the good faith spirit of this Agreement.
(j) “Release” means a comprehensive release, covenant not to sue, and non-disparagement agreement from the Executive in favor of the Company, its executives, officers, directors, Affiliates, and all related parties, in the form attached hereto as Exhibit C.
(k) “Term” has the meaning as set forth in Section 3(a) hereof.
(l) “Termination of Employment” means either that (a) the Executive has ceased to perform any services for the Company and all affiliated companies that, together with the Company, constitute the “service recipient” within the meaning of Section 409A of the Code and the regulations thereunder (collectively, the “Service Recipient”) or (b) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding 36-month period.
(m) “Trade Secrets” means data and information relating to the Business of the Company or an Affiliate including, but not limited to, technical or nontechnical data, formulae, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

IN WITNESS WHEREOF, the Company and the Executive have each executed and delivered this Agreement as of the date first shown above.

COMPANY: Health Discovery Corporation

By:	/s/ Dr. Joe McKenzie
Dr. Joe McKenzie, as an independent director
THE EXECUTIVE:
/s/ Dr. John Norris
Dr. John Norris

EXHIBIT C

RELEASE, AGREEMENT PURSUANT TO
EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”) is made this ___ day of _____, 200_, by _______________ (the “Employer”) and ________________ (the “Employee”).

Introduction

Employee and the Employer entered into an Employment Agreement dated ________, 200_ (the “Employment Agreement”).

The Employment Agreement requires that as a condition to the Employer’s obligation to pay payments and benefits under Section 3(c) of the Employment Agreement (the “Severance Benefits”), Employee must provide a release and agree to certain other conditions as provided herein.

NOW, THEREFORE, the parties agree as follows:

1.
Employee has been offered twenty-one (21) days from receipt of this Agreement within which to consider this Agreement. The effective date of this Agreement shall be the date eight (8) days after the date on which Employee signs this Agreement (“the Effective Date”). For a period of seven (7) days following Employee’s execution of this Agreement, Employee may revoke this Agreement, and this Agreement shall not become effective or enforceable until such seven (7) day period has expired. Employee must communicate the desire to revoke this Agreement in writing. Employee understands that he or she may sign the Agreement at any time before the expiration of the twenty-one (21) day review period. To the degree Employee chooses not to wait twenty-one (21) days to execute this Agreement, it is because Employee freely and unilaterally chooses to execute this Agreement before that time. Employee’s signing of the Agreement triggers the commencement of the seven (7) day revocation period.

2.
In exchange for Employee’s execution of this Agreement and in full and complete settlement of any claims as specifically provided in this Agreement, the Employer will provide Employee with the Severance Benefits.

3.
Employee acknowledges and agrees that this Agreement is in compliance with the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act and that the releases set forth in this Agreement shall be applicable, without limitation, to any claims brought under these Acts.

The release given by Employee in this Agreement is given solely in exchange for the consideration set forth in Section 2 of this Agreement and such consideration is in addition to anything of value that Employee was entitled to receive prior to entering into this Agreement.

Employee has been advised to consult an attorney prior to entering into this Agreement and this provision of the Agreement satisfies the requirement of the Older Workers Benefit Protection Act that Employee be so advised in writing.

By entering into this Agreement, Employee does not waive any rights or claims that may arise after the date this Agreement is executed.

4.
This Agreement shall in no way be construed as an admission by the Employer that it has acted wrongfully with respect to Employee or any other person or that Employee has any rights whatsoever against the Employer. The Employer specifically disclaims any liability to or wrongful acts against Employee or any other person on the part of itself, its employees or its agents.

5.
As a material inducement to the Employer to enter into this Agreement, Employee hereby irrevocably releases the Employer and each of the owners, stockholders, predecessors, successors, directors, officers, employees, representatives, attorneys, affiliates (and agents, directors, officers, employees, representatives and attorneys of such affiliates) of the Employer and all persons acting by, through, under or in concert with them (collectively, the “Releasees”), from any and all charges, claims, liabilities, agreements, damages, causes of action, suits, costs, losses, debts and expenses (including attorneys’ fees and costs actually incurred) of any nature whatsoever, known or unknown, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any legal restrictions on the Employer’s right to terminate employees, or any federal, state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991 (race, color, religion, sex, and national origin discrimination); (2) the Employee Retirement Income Security Act (“ERISA”); (3) 42 U.S.C. § 1981 (discrimination); (4) the Americans with Disabilities Act (disability discrimination); (5) the Equal Pay Act; (6) the Age Discrimination in Employment Act; (7) the Older Workers Benefit Protection Act; (6) Executive Order 11246 (race, color, religion, sex, and national origin discrimination); (7) Executive Order 11141 (age discrimination); (8) Section 503 of the Rehabilitation Act of 1973 (disability discrimination); (9) negligence; (10) negligent hiring and/or negligent retention; (11) intentional or negligent infliction of emotional distress or outrage; (12) defamation; (13) interference with employment; (14) wrongful discharge; (15) invasion of privacy; or (16) violation of any other legal or contractual duty arising under the laws of the State of Maryland or the laws of the United States (“Claim” or “Claims”), which Employee now has, or claims to have, or which Employee at any time heretofore had, or claimed to have, or which Employee at any time hereinafter may have, or claim to have, against each or any of the Releasees, in each case as to acts or omissions by each or any of the Releasees occurring up to and including the Effective Date.  The Company similarly releases the Executive, making the mutual execution of this release the exchange of Mutual General Releases.

6.
The release in the preceding paragraph of this Agreement does not apply to (a) all benefits and awards (including without limitation cash and stock components) which pursuant to the terms of any compensation or benefit plans, programs, or agreements of the Employer are earned or become payable, but which have not yet been paid, and (b) pay for accrued but unused vacation that the Employer is legally obligated to pay Employee, if any, and only if the Employer is so obligated, (c) unreimbursed business expenses for which Employee is entitled to reimbursement under the Employer’s policies, and (d) any rights to indemnification that Employee has under any directors and officers or other insurance policy the Employer maintains or under the bylaws and articles of incorporation of the Company, and under any indemnification agreement, if any.

7.
Employee promises that he will not make statements disparaging to any of the Releasees. Employee agrees not to make any statements about any of the Releasees to the press (including without limitation any newspaper, magazine, radio station or television station) without the prior written consent of the Employer. The obligations set forth in the two immediately preceding sentences will expire two years after the Effective Date. Employee will also cooperate with the Employer and its affiliates if the Employer requests Employee’s testimony. To the extent practicable and within the control of the Employer, the Employer will use reasonable efforts to schedule the timing of Employee’s participation in any such witness activities in a reasonable manner to take into account Employee’s then current employment, and will pay the reasonable documented out-of-pocket expenses that the Employer pre-approves and that Employee incurs for travel required by the Employer with respect to those activities.

9.
Except as set forth in this Section, Employee agrees not to disclose the existence or terms of this Agreement to anyone. However, Employee may disclose it to a member of his immediate family or legal or financial advisors if necessary and on the condition that the family member or advisor similarly does not disclose these terms to anyone. Employee understands that he will be responsible for any disclosure by a family member or advisor as if he had disclosed it himself. This restriction does not prohibit Employee’s disclosure of this Agreement or its terms to the extent necessary during a legal action to enforce this Agreement or to the extent Employee is legally compelled to make a disclosure. However, Employee will notify the Employer promptly upon becoming aware of that legal necessity and provide it with reasonable details of that legal necessity.

10.
Employee has not filed or caused to be filed any lawsuit, complaint or charge with respect to any Claim he releases in this Agreement. Employee promises never to file or pursue a lawsuit, complaint or charge based on any Claim released by this Agreement, except that Employee may participate in an investigation or proceeding conducted by an agency of the United States Government or of any state. Employee also has not assigned or transferred any claim he is releasing, nor has he purported to do so.

11.
The Employer and Employee agree that the terms of this Agreement shall be final and binding and that this Agreement shall be interpreted, enforced and governed under the laws of the State of Maryland. The provisions of this Agreement can be severed, and if any part of this Agreement is found to be unenforceable, the remainder of this Agreement will continue to be valid and effective.

12.
This Agreement sets forth the entire agreement between the Employer and Employee and fully supersedes any and all prior agreements or understandings, written and/or oral, between the Employer and Employee pertaining to the subject matter of this Agreement.

13.
Employee is solely responsible for the payment of any fees incurred as the result of an attorney reviewing this agreement on behalf of Employee. In any litigation concerning the validity or enforceability of this contract or in any litigation to enforce the provisions of this contract, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs, including court costs and expert witness fees and costs.

Employee’s signature below indicates Employee’s understanding and agreement with all of the terms in this Agreement.

Employee should take this Agreement home and carefully consider all of its provisions before signing it. Employee may take up to twenty-one (21) days to decide whether Employee wants to accept and sign this Agreement. Also, if Employee signs this Agreement, Employee will then have an additional seven (7) days in which to revoke Employee’s acceptance of this Agreement after Employee has signed it. This Agreement will not be effective or enforceable, nor will any consideration be paid, until after the seven (7) day revocation period has expired. Again, Employee is free and encouraged to discuss the contents and advisability of signing this Agreement with an attorney of Employee’s choosing.

Employee should read carefully. This agreement includes a release of all known and unknown claims through the effective date. Employee is strongly advised to consult with an attorney before executing this document.

IN WITNESS WHEREOF, Employee and the Employer have executed this agreement effective as of the date first written above.

EMPLOYEE

Name: _________________

Date Signed: ____________

EMPLOYER:

By:
Title: